Execution Version

IMAX CORPORATION

Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (this "Second Amendment") amends, effective as of January 1, 2023 (the Effective Date"), the employment agreement between Richard L. Gelfond (the "Executive") and IMAX Corporation (the "Company"), dated November 8, 2016, as amended effective January 1, 2020 (the “First Amendment”), (together, the "Agreement"), in accordance with the provisions of Section 15 of the Agreement. Except as otherwise expressly set forth below in this Second Amendment from and after the Effective Date, the Agreement shall continue in full force and effect on the same terms and conditions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

l . Term. Section 2 of the Agreement shall be amended to replace references to "December 31, 2022" with references to "December 31, 2025".

2.
Annual Bonus. Section 3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b) Bonus. The Executive shall be eligible to receive an incentive bonus of up to 200% of his Base Salary for each calendar year during the Term (the "Bonus"). The Executive's target bonus shall be 100% of his Base Salary ("Target Bonus"). For each year of the Term, 80% of Executive's Bonus shall be calculated based on achievement of non-discretionary criteria (the "Formula Bonus") established by the Compensation Committee of the Board (the "Compensation Committee") for the applicable year and 20% shall be determined at the end of the applicable year in the discretion of the Compensation Committee. The discretionary component of the Bonus will be a judgment-based assessment by the Compensation Committee looking at performance in non-quantifiable areas of performance that are clearly connected to the business strategy and strategic drivers of Company performance. The Formula Bonus shall be comprised of goals in quantifiable areas that are either financial metrics or drivers of financial performance, and shall be established and developed reasonably and in good faith by the Compensation Committee after meaningful consultation with Executive and communicated to Executive, optimally within the first quarter of each calendar year. The Executive's performance against each such goal shall be measured on a sliding scale basis using linear interpolation, with performance ranges developed for each such measure; provided, that (i) 0% of the applicable portion of the Formula Bonus will be paid for performance below threshold; (ii) 50% of the applicable portion of the Formula Bonus will be paid for performance at threshold; (iii) 100% of the applicable portion of the Formula Bonus will be paid for performance at target; and (iv) a maximum of 200% of the applicable portion of the Formula Bonus will be paid for performance at or above maximum. Schedule A of the Second Amendment contains the performance criteria that the Compensation Committee has developed for Executive for 2022. The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to Company management (but not later than March 15th of the year following the year in respect of which the Bonus is earned), subject to the Executive's continued employment through such date except otherwise provided herein; provided, that the Bonus, if any is earned, for calendar year 2025 shall be subject to the Executive's continued employment only through December 31, 2025.

Execution Version

3.
Annual Long-Term Incentive Compensation. Section 3(l) of the Agreement shall be amended to replace “January 1, 2020, January 1, 2021, and January 1, 2022” with “January 1, 2023, January 1, 2024, and January 1, 2025.” Furthermore, Schedule B of the Agreement shall be deleted in its entirety and replaced with Schedule B hereto.
4.
Severance Upon Termination Without Cause; Resignation for Good Reason. Section 4(c)(iv) of the Agreement shall be deleted in its entirety and replaced with the following:
(iv)
The Company shall pay the Executive an amount equal to 200% of the Base Salary for each remaining year or partial year of the Term, if any, but not to exceed two years (the "Severance Amount") for the period (the "Severance Period") beginning on the day following the Executive's Separation from Service and continuing until the later of (x) December 31, 2025 and (y) the first anniversary of the Executive's Separation from Service, payable on the following schedule: (l) 50% of the Severance Amount shall be paid in equal installments over the Severance Period, in accordance with the Company's ordinary payroll practices in effect from time to time, and (2) the remaining 50% of the Severance Amount will be payable as follows: (A) if the Executive's Separation from Service occurs in the 2023 calendar year, one-sixth (1/6th) of the Severance Amount will be payable on each of March l, 2024, March 1, 2025 and March l, 2026; (B) if the Executive's Separation from Service occurs in the 2024 calendar year, one-fourth (1/4th) of the Severance Amount will be payable on each of March l, 2025 and March l, 2026; or (C) if the Executive's Separation from Service occurs in the 2025 calendar year, one-half (1/2) of the Severance Amount will be payable on March l, 2026.

5.
The entering into this Second Amendment shall not prejudice any rights or waive any obligations under the Agreement or any other agreement between the Executive and the Company.

DATED as of September 19, 2022

EXECUTIVE

/s/ Richard L. Gelfond Richard L. Gelfond

IMAX CORPORATION

By: /s/ Darren Throop

Name: Darren Throop

Title: Chair, Board of Directors

Execution Version

Schedule A

2022 Formula Bonus Criteria

	Weight	Target	Threshold	Threshold #	Max	Max
	%		% down	#	% up	#
EBITDA (in thousands)	25%	93,187,000	15%	79,208,950	20%	111,824,400
GBO (in thousands)	25%	928,779,000	15%	789,462,150	25%	1,160,973,750
2022 New Connected Theaters	10%	185	50%	93	20%	222
EPS	5%	$0.36	15%	$0.31	25%	$0.45
Liquidity (in thousands)**	15%	489,323,000	15%	415,924,550	20%	587,187,600

** Liquidity shall be calculated excluding the impact of share repurchases and strategic investments

Execution Version

Schedule B

EBITDA and TSR Performance Conditions

•
EBITDA (Applies to 60% of PSUs)

Average Annual EBITDA Growth Over Performance Period	# PSUs Earned as % of Target at end of Performance Cycle

<5%	0%
5%	50%
10%	75%
12.5%	100%
15%	125%
17.5%	150%
≥ 20%	175%

•
Relative TSR vs. IMAX Peer Group (Applies to 40% of PSUs)

	Performance Percentile	Payout % of Target

	<25%	0%
Threshold	25%	30%

Target	50%	100%

Maximum	≥ 90%	150%

•
IMAX Peer Group = the Compensation Committee approved compensation peer group (as disclosed in the Company’s proxy statement) at the time of the annual PSU grant.

•
Payout calculated by determining the threshold, target, and maximum percentiles for the peer companies, and interpolating the Company’s TSR relative to those points.